Exhibit 99.1

InterSearch Reports Record Second Quarter 2007 Financial Results

SAN FRANCISCO—August 7th, 2007—InterSearch Group, Inc. (AMEX:IGO), a leading operator of industry specific destination portals such as www.Banks.com, www.IRS.com and www.Look.com today reported financial results for the second quarter ended June 30, 2007.

Second Quarter 2007 Financial Highlights

•	Second quarter revenue was $7.2 million, up 11% from the second quarter a year ago.

•	Second quarter EBITDA[1] was $1.2 million, compared to $1.9 million in the second quarter of 2006.

•	Cash flow from operations totaled $3.3 million, an increase of 24% from the same period last year.

•	GAAP[2] net earnings were $0.3 million, or $0.01 per fully diluted share.

•	Gross margins were 55%, down from 63% in the year-ago period.

As previously announced, InterSearch Group incurred a revenue credit paid to its advertising partners during the second quarter which adversely affected its financial performance. This chargeback was related to a new traffic source which ultimately fell short of InterSearch’s quality standards. The Company has an ongoing initiative to identify and eradicate questionable sources of traffic and it will continue to aggressively monitor traffic quality on its network.

“Although second quarter revenue and EBITDA came in below our initial guidance, we are pleased with the overall progress we made in the development of our business over the first half of 2007, especially in the financial services vertical. We are focused on continuing to expand our presence in the financial services area through a combination of organic growth and select acquisitions. Our marquee property, Banks.com, is at the center of that strategy,” said Dan O’Donnell, Chairman and Chief Executive Officer of InterSearch Group.

Second Quarter 2007 Business Highlights

•	Generated over 27.9 million paid clicks, an increase of 5% over the second quarter of 2006.

•	Enhanced the top-rate financial portal Banks.com with the addition of financial calculators, credit card comparison tools, and a library of relevant articles and blogs.

•	Completed acquisition of MyBanks.com, providing a platform for personalized user pages on Banks.com.

•	Achieved a consistent top-five ranking with Banks.com on the major search engines for a growing number of relevant and valuable keywords.

•	Increased traffic to sites in our financial services vertical and enhanced margins of our SEM campaigns.

Third Quarter 2007 Business Outlook

InterSearch Group provided the following guidance for the third quarter of 2007, ending September 30:

•	Q3 2007 Revenue Range $4.9—$5.2 Million

•	Q3 2007 EBITDA Range ($0.1)—$0.1 Million

This guidance represents 2%—8% revenue growth when compared to the same period last year.

Gary Bogatay, Chief Financial Officer of InterSearch Group remarked, “In the first half of 2007 we delivered 25% revenue growth and 10% EBITDA growth over the same period last year.

The third quarter is traditionally the industry’s slowest. Our revenue guidance also reflects the seasonality inherent with our tax-related businesses. The forecasted decline in EBITDA is driven by recent investments in infrastructure to support the company’s growth and, specifically, the development of our marquee properties in the financial services sector.

Our cost structure is also impacted by the introduction of more stringent criteria for traffic quality including the recent roll-out of our proprietary Data Warehouse, a sophisticated tool for analyzing our traffic. We believe that we have the infrastructure and commitment necessary to support solid growth on an ongoing basis, and maximize shareholder value.”

Conference Call

Chairman and Chief Executive Officer, Dan O’Donnell, and Chief Financial Officer, Gary Bogatay, will discuss the second quarter performance along with the outlook for the third quarter, during a conference call today at 2:00 p.m. PST (5:00 pm EST).

To listen to the call and have the opportunity to ask questions, please dial 888-286-8010 (domestic) or 617-801-6888 (International) five to ten minutes before the call and reference the passcode 49925656. A simultaneous live Webcast of the call will be available at the Investor Relations section of the InterSearch Group website at: www.InterSearch.com. An online playback of the Webcast will be available on the InterSearch Group website for at least 90 days following the call.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding our expected financial results for the third quarter of 2007. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The forward looking statements in this press release are contained principally in the section entitled “Third Quarter 2007 Business Outlook,” including statements regarding: our efforts to aggressively monitor traffic quality; our intent to expand our presence in the Financial Services vertical; guidance for third quarter 2007 with respect to revenue and EBITDA; expectations regarding revenue growth rate for the third quarter 2007; expectations that third quarter 2007 performance will be impacted by seasonality; and our belief that we have the infrastructure and commitment necessary to support solid growth and maximize shareholder value. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, our ability to detect and terminate traffic sources which fall short of our quality standards; our ability to successfully integrate newly acquired domain properties in our development cycle; market acceptance of the enhanced versions of our newly acquired domain properties; introduction of additional competitors in the Internet search services space; unexpected diversion of advertising dollars away from the Internet; slower than anticipated growth rate of InterSearch Group’s advertising base; dependence on our search providers; market development of Internet advertising and paid search services; and the stability of our infrastructure. Further information on the factors that could affect InterSearch Group’s financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, our quarterly reports on Form 10-QSB and our Current Reports on Form 8-K. Except as required by law, we assume no responsibility to update these forward looking statements publicly, even if new information becomes available in the future.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as non-GAAP financial measure by the Securities and Exchange Commission: EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. See “Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)” table included in this press release for further information regarding these non-GAAP financial measures.

InterSearch Group’s management evaluates and monitors performance for InterSearch Group primarily through EBITDA. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of InterSearch Group’s profitability.

About InterSearch Group, Inc.

InterSearch Group is a leading operator of industry specific destination portals and provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.Banks.com, www.IRS.com and www.Look.com. InterSearch Group operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its corporate services division, InterSearch Group also provides Internet technology related professional services to large corporations, predominantly to the Financial Services industry. InterSearch Group is headquartered in San Francisco, California at 222 Kearny Street, Suite 550 and can be reached at 415.962.9700. More information about InterSearch Group can be found at www.InterSearch.com.

Contact Information:

Jon Avidor—Investor Relations

Jon@marketstreetpartners.com

415-445-3234

SOURCE: InterSearch Group, Inc.

[1]

EBITDA is a non-GAAP financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between the GAAP and non-GAAP measures attached to this press release.

[2]	Generally accepted accounting principles in the United States of America.

>> Insert Financial Tables here <<

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2007	2006
Revenues	$7,164	6,432
Cost of revenues	3,241	2,365

Gross profit	3,923	4,067

Operating expenses:
Sales and marketing expense	254	227
General and administrative expense	2,790	2,153

Total operating expenses	3,044	2,380

Earnings from operations	879	1,687
Interest expense	288	8

Earnings before income taxes	591	1,679
Income taxes	259	696

Net earnings	$332	983

Basic earnings per share	$0.01	0.04

Diluted earnings per share	$0.01	0.04

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Revenues	$18,008	14,456
Cost of revenues	6,612	4,884

Gross profit	11,396	9,572

Operating expenses:
Sales and marketing expense	492	501
General and administrative expense	5,327	3,858

Total operating expenses	5,819	4,359

Earnings from operations	5,577	5,213
Interest expense	594	36
Loss on derivative instrument	—	19

Earnings before income taxes	4,983	5,158
Income taxes	2,012	2,097

Net earnings	$2,971	3,061

Basic earnings per share	$0.12	0.12

Diluted earnings per share	$0.10	0.11

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash	$1,582	$347
Accounts receivable	4,004	4,060
Prepaid expenses and other	300	196
Deferred income taxes	23	38

Total current assets	5,909	4,641
Office equipment and leasehold improvements, net	1,400	1,416
Debt issuance costs, net	661	743
Patents and trademarks, net	78	83
Domains, net	13,717	13,398
Goodwill	573	573
Other Assets	125	—
Deferred income taxes	335	253

Total Assets	$22,798	$21,107

Liabilities and Stockholders' Equity
Current liabilities:
Revolving line of credit	—	518
Accrued liabilities	1,286	1,002
Accounts payable	871	1,793
Deferred revenue	3	60

Total current liabilities	2,160	3,373
Notes payable, net of discount	6,609	6,561

Total Liabilities	8,769	9,934

Stockholders' equity:
Preferred Stock	—	—
Common Stock	25	25
Additional paid-in capital	8,598	8,713
Retained earnings	5,406	2,435

Total stockholders' equity	14,029	11,173

Total liabilities and stockholders' equity	$22,798	$21,107

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Earnings to Earnings Before

Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2007	2006
Net earnings	$332	$983
Income taxes	259	696

Earnings before income taxes	591	1,679
Interest expense	288	8

Earnings from operations	879	1,687
Depreciation	105	38
Amortization	255	221

Earnings before interest, taxes, depreciation, amortization (EBITDA)	$1,239	$1,946

	Six Months Ended June 30,
	2007	2006
Net earnings	$2,971	$3,061
Income taxes	2,012	2,097

Earnings before income taxes	4,983	5,158
Interest expense	594	36

Earnings from operations	5,577	5,194
Depreciation	210	74
Amortization	510	438

Earnings before interest, taxes, depreciation, amortization (EBITDA)	$6,297	$5,706